Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2016, relating to the financial statements and financial highlights which appear in the December 31, 2015 Annual Report to Shareholders of Thrivent Growth and Income Plus Fund and Thrivent Diversified Income Plus Fund. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

February 29, 2016